List of significant subsidiaries of the Registrant

Group Company Name	Country of incorporation
WISeKey SA	Switzerland
WISeKey Semiconductors SAS	France
WiseTrust SA	Switzerland
WISeKey (Suisse) SA**	Switzerland
WISeKey ELA SL	Spain
WISeKey SAARC Ltd	U.K.
WISeKey USA Inc*	U.S.A
WISeKey India Private Ltd***	India
WISeKey KK	Japan
WISeKey Taiwan	Taiwan
WISeCoin AG	Switzerland
WISeKey Equities AG	Switzerland
WISeCoin France R&D Lab SAS	France
WISeKey Semiconductors GmbH	Germany
WISeKey Arabia - Information Technology Ltd	Saudi Arabia

 *50% owned by WISeKey SA and 50% owned by WiseTrust SA

** dormant or in the process of being liquidated

*** 88% owned by WISeKey SAARC which is controlled by WISeKey International Holding AG